Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-45182; 333-54870; 333-63000; 333-72322; 333-85238; 333-85230; 333-103395; 333-116726; 333-121000; 333-129282; 333-137301; 333-147406; 333-159291; 333-164881; 333-172117; 333-188490; 333-210982; 333-227128; 333-228399; 333-231040) and Form S-3 (Nos. 333-228398; 333-227127) of Lantronix, Inc. of our report dated September 13, 2019, with respect to the combined financial statements of Maestro Wireless Solutions Limited, Fargo Telecom Asia Limited and their subsidiaries included in the Current Report on Form 8-K/A of Lantronix, Inc. dated September 20, 2019.

/s/ RSM Hong Kong

Hong Kong

September 20, 2019